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                                                                     EXHIBIT 5.1


[MPP Letterhead]


November 16, 2000


The Board of Directors
Nara Bancorp, Inc.
3701 Wilshire Boulevard
Suite 220
Los Angeles, California  90010


Ladies and Gentlemen:

                As special counsel for Nara Bancorp, Inc., a Delaware corporation (the "Company") and in connection with the Registration Statement to be filed on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 5,456,092 shares of the common stock, $0.001 par value per share (the "Common Stock") of the Company to be issued to holders of the common stock of Nara Bank, National Association, a national bank (the "Bank"), in connection with the reorganization of the Bank as a wholly-owned subsidiary of the Company pursuant to the terms of that certain Plan of Reorganization and Merger Agreement between the Bank and the Company (the "Reorganization Agreement") we have been requested to render this opinion.

                We have examined and reviewed only such questions of law as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein.

                For the purpose of rendering the opinions set forth herein, we have been furnished and examined only the following documents:

                (1)     The Certificate of Incorporation of the Company;

                (2)     The Bylaws of the Company;

                (3)     The Registration Statement on Form S-4;

                (4)     The Reorganization Agreement; and



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                (5)     Records of the meetings and actions by unanimous written
                        consent of the Board of Directors of the Company pertaining to the Reorganization Agreement.

                With respect to any of the foregoing documents, we have assumed and have not verified; (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of such corporate records, and any other documents, certificates and statements of facts, in each case given or made available to us by the Company.

                We have obtained from officers of the Company such advice as we considered necessary in rendering this opinion and, insofar as our opinion is based on matters of fact upon which conclusions of law are expressed, we have relied upon such advice.

                Based upon the foregoing, we are of the opinion that:

                1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                2. The Common Stock has been duly authorized, and will be validly issued, fully paid and nonassessable when issued and delivered pursuant to the terms of that certain Plan of Reorganization and Merger Agreement entered into by and among the Company, the Bank and Nara Interim Bank, a national interim bank formed for the sole purpose of effecting the Reorganization.

                This opinion is limited to the current laws of the State of California, the State of Delaware and the United States of America and any present judicial interpretations thereof, as well as to facts as they presently exist. In rendering this opinion, we have no obligation to revise or supplement our opinion should the current laws of the State of California, the State of Delaware or the United States of America be changed by legislative action, judicial decision or otherwise.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Sincerely,


                                       Manatt, Phelps & Phillips, LLP